Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN

OF MERGER

Between

TOWER BANCORP, INC.

And

GRAYSTONE FINANCIAL CORP.

November 12, 2008

AGREEMENT

TABLE OF CONTENTS

BACKGROUND

AGREEMENT

ARTICLE I

THE MERGER

Exhibit 1	Graystone Letter Agreement
Exhibit 2	Tower Letter Agreement
Exhibit 3	Jeffrey B. Shank, Employment Agreement
Exhibit 4	Mark Merrill, Employment Agreement
Exhibit 5	Jane Tompkins, Employment Agreement
Exhibit 6	Carl Lundblad, Employment Agreement
Exhibit 7	Andrew Samuel, Employment Agreement Amendment
Exhibit 8	Janak Amin, Employment Agreement Amendment
Exhibit 9	Jeffrey Renninger, Employment Agreement Amendment
Exhibit 10	David Hornberger, Employment Agreement Amendment
Exhibit 11	Franklin Klink, Change of Control Agreement Amendment
Exhibit 12	Form of Bank Plan of Merger
Exhibit 13	Form of Amended and Restated Tower Bancorp, Inc. Articles of Incorporation
Exhibit 14	Form of Amended and Restated Tower Bancorp, Inc. Bylaws

v

AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2008, is made by and between TOWER BANCORP, INC., (“Tower”) a Pennsylvania corporation, having its principal place of business in Greencastle, Pennsylvania, and GRAYSTONE FINANCIAL CORP., (“Graystone”), a Pennsylvania corporation, having its principal place of business in Harrisburg, Pennsylvania.

BACKGROUND

1.             Tower and Graystone have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals for Graystone to merge with and into Tower (the “Merger”), with Tower surviving such Merger, in accordance with this Agreement and the applicable laws of the United States of America and the Commonwealth of Pennsylvania.

2.             Tower and Graystone desire that the merger of Tower and Graystone constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue IRC of 1986, as amended.

3.             Tower is the parent bank holding company and sole shareholder of The First National Bank of Greencastle (“Greencastle”) and Graystone is the parent bank holding company and sole shareholder of Graystone Bank (“Graystone Bank”).

4.             As an inducement to Tower’s willingness to enter into this Agreement, directors and certain officers of Graystone are executing a Graystone Letter Agreement in the form attached hereto as Exhibit 1.

5.             As an inducement to Graystone’s willingness to enter into this Agreement, certain directors and certain officers of Tower are executing a Tower Letter Agreement in the form attached hereto as Exhibit 2.

7.             As an inducement to Tower’s and Graystone’s willingness to enter into this Agreement, Tower has entered into employment agreements with Jeffrey B. Shank, Mark Merrill, Jane Tompkins, and Carl Lundblad and amendments to employment agreements with Andrew Samuel, Janak Amin, Jeffrey Renninger, and David Hornberger, in the forms attached hereto as Exhibits 3, 4, 5, 6, 7, 8, 9, and 10 respectively and a change of control agreement with Franklin Klink, substantially in the form attached hereto as Exhibit 11, to be effective upon the Effective Date as defined herein (the “Executive Employment Agreements”).

8.             Tower and Graystone desire to merge Greencastle with and into Graystone Bank, in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 12.

9.             Tower and Graystone desire to provide the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Graystone or Tower or any Subsidiary of Graystone or Tower, except the other party, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Graystone or Tower, respectively; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Graystone or Tower and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Graystone or Tower) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets, net revenue or net income of Graystone or Tower and its Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Graystone or Tower or any Subsidiary of Graystone or Tower where that Subsidiary represents more than 20% of the consolidated assets, net revenue or net income of Graystone or Tower, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Agreement means this agreement, including any amendment or supplement hereto.

Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

Articles of Merger means the articles of merger to be executed by Tower and Graystone and to be filed with PDS, in accordance with the BCL.

Bank Merger means the merger of Greencastle with and into Graystone Bank.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Capital Purchase Program means the voluntary capital purchase program where the U.S. Treasury Department will purchase senior preferred stock of certain financial institutions with funds from the Troubled Asset Relief Program created under the Economic Stabilization Act of 2008.

Closing Date means the tenth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such other date as Tower and Graystone may mutually agree.

Dissenting Shares means shares of Graystone Common Stock and Tower Common Stock, respectively, as to which appraisal rights are perfected under the BCL.

DOJ means the United States Department of Justice.

Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.  The term Environmental Law includes without limitation, (i) the comprehensive Environmental Response, Compensation and Disability Act as amended, 42 U.S.C. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law, (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FINRA means the Financial Industry Regulatory Authority.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Graystone Benefit Plans shall have the meaning set forth in Section 2.12(a).

Graystone Common Stock means the common stock of Graystone described in Section 2.02(a).

Graystone Disclosure Schedule means a disclosure schedule delivered by Graystone to Tower pursuant to Article II of this Agreement.

Graystone Financials means the audited balance sheets for fiscal years ending December 31, 2006 and 2007, statements of income, statements of shareholders equity, and cash flows for fiscal years ending December 31, 2005, 2006, and 2007, as set forth in Graystone’s annual report for fiscal year end December 31, 2007, and all other reports, proxy statements, information statements or call reports filed or to be filed by it with the FDIC subsequent to December 31, 2007.

Graystone Regulatory Reports means the annual and quarterly reports of Graystone or Graystone Bank filed with the FDIC, FRB, or PDB since December 31, 2007 through the Closing Date, and the financial reports of Graystone Bank and accompanying schedules for each calendar quarter filed with the FDIC, since the quarter ended December 31, 2007 through the Closing Date.

Graystone Stock-Based Awards means the awards granted pursuant to the Graystone Stock-Based Plans.

Graystone Stock-Based Plans means the Graystone 2007 Stock Incentive Plan and 2006 Restricted Stock Plan.

Graystone Stock Options means options to acquire shares of Graystone Common Stock issued under the Graystone Stock-Based Plans.

Graystone Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Graystone, except any corporation, the stock of which is held in the ordinary course of the lending activities of Graystone Bank.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

Joint Proxy Statement/Prospectus means the joint proxy statement/prospectus, together with any amendments and supplements thereto, to be transmitted to holders of Graystone Common Stock and Tower Common Stock in connection with the transactions contemplated by this Agreement.

Knowledge of Graystone means the actual knowledge of Graystone’s officers and directors.

Knowledge of Tower means the actual knowledge of Tower’s officers and directors.

Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition, results of operations, or business prospects of Graystone on a consolidated basis (when such term is used in Article II hereof) or Tower on a consolidated basis (when such term is used in Article III hereof) (including with out limitation, in the case of Tower, the entry by Tower or Greencastle into a Regulatory Agreement imposing restrictions in excess of or in addition to those currently imposed on Tower or Greencastle by the MOU and including without limitation in the case of Graystone, the entry by Graystone or Graystone Bank into a Regulatory Agreement) other than, in each case, any change, circumstance, event or effect relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, but not if such changes disproportionally affect Graystone or Tower when compared to other banking institutions, (ii) expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party and (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Graystone or Tower in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or (b) the ability of such party or its Subsidiary to consummate the transactions contemplated hereby on a timely basis.  Provided, however, that any actions taken by Tower or Greencastle in furtherance of or in connection with compliance with the MOU and the direct and indirect costs, consequences, or effects thereof shall not be deemed a Material Adverse Effect.

MOU means that certain Memorandum of Understanding dated August 27, 2008 by and between the OCC and Greencastle.

OCC means the Office of the Comptroller of Currency.

PDB means the Pennsylvania Department of Banking.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Tower Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.11 of this Agreement.

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the OCC, the SEC, the PDB or the PDS, or the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Subsidiary means any corporation or partnership, 50% or more of the capital stock or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation or partnership the stock or partnership interests of which is held in the ordinary course of the lending activities of a bank.

Tower Benefit Plans shall have the meaning set forth in Section 3.12(a).

Tower Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Tower Disclosure Schedule means a disclosure schedule delivered by Tower to Graystone pursuant to Article III of this Agreement.

Tower Financials means the audited balance sheets for fiscal year end December 31, 2006 and 2007, statements of income, statements of shareholder equity, and cash flows for fiscal year end December 31, 2005, 2006, and 2007 and as set forth on the annual report for fiscal year end December 31, 2007 and all other reports, proxy statements, information statements or call reports filed or to be filed subsequent to December 31, 2007 with the SEC.

Tower Market Share Price means the numeric average of the daily high bid and low ask quotations for a share of Tower Common Stock as reported on FINRA’s OTC Bulletin Board Service for each of the consecutive twenty (20) trading days ending on and including the tenth day prior to the Effective Date.  If no bid or ask quotations are available for any date, then the price for such date shall be the price of the last reported trade.

Tower Regulatory Reports means the annual and quarterly reports of Tower filed with the SEC since December 31, 2006 through the Closing Date, and the financial reports of Greencastle and accompanying schedules for each calendar quarter filed with the OCC, since the quarter ended December 31, 2006 through the Closing Date.

Tower Stock-Based Plans means the Tower 1995 Non-Qualified Stock Option Plan and Tower Stock Option Plan for Outside Directors.

Tower Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Tower, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

Section 1.02 The Merger.

(a)                                  Closing.  The closing will take place at 10:00 a.m. on the Closing Date at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Graystone and Tower shall cause the Articles of Merger to be duly executed and to be filed with the PDS.

(b)                                 The Merger.  Subject to the terms and conditions of this Agreement, on the Effective Date, Graystone shall merge with and into Tower in accordance with the provisions Section 1921 of the BCL, the separate existence of Graystone shall cease, and Tower shall survive and continue to exist as a corporation incorporated under the BCL.  From and after the Effective Date, the Merger shall have the effects set forth in Section 1929 of the BCL.

(c)                                  Tower’s Articles of Incorporation and Bylaws.  On and after the Effective Date, the articles of incorporation of Tower, shall be amended and restated as of the Effective Date as provided in Exhibit 13 and shall remain in full force and effect until amended in accordance with its terms and applicable law.  On and after the Effective Date, the bylaws of Tower shall be amended and restated as of the Effective Date as provided in Exhibit 14 and shall remain in full force and effect until amended in accordance with its terms and applicable law.

 (d)                              Board of Directors and Officers of Tower.

(i)                                     On the Effective Date, the total number of persons serving on the board of directors of Tower shall be twenty (20).  Ten (10) of the twenty (20) persons to serve initially on the board of directors of Tower at the Effective Date shall be selected by Tower board of directors and ten (10) of the twenty (20) persons shall be selected by the Graystone board of directors from among the current directors of Graystone and Tower, respectively, who meet the eligibility requirements for a director under the Tower bylaws, as amended pursuant to Section 1.02(c) above. Provided however, that since Tower has only nine (9) directors as of the date hereof, Tower shall be permitted, after consultation with Graystone, to select one (1) additional director who meets the eligibility requirements for a director under the Tower bylaws, as amended pursuant to Section 1.02(c) above, to serve on the Tower board of directors.  The directors from each Tower and Graystone shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of Tower after the Effective Date with two (2) classes having seven (7) directors and one (1) class having six (6) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of Tower, as amended pursuant to Section 1.02(c) above.  In the event that, prior to the Effective Date, any person so selected to serve on the board of directors of Tower after the Effective Date is unable or unwilling to serve in such position, the respective board of directors from which such person was selected shall designate another person to serve in such person’s stead in accordance with the provisions of this Section 1.02(d).  If, at the Effective Date or within three (3) years after the Effective Date a director formerly of Tower, prior to the Effective Date, (or appointed by Tower in accordance with this Section 1.02(d)) or Graystone, prior to the

Effective Date, is unable or unwilling to continue to serve on the board of directors of Tower, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the board of directors of Tower and who previously served on the board of directors from which the director who is unable or unwilling to continue to serve previously served. The directors of Tower then serving shall appoint or nominate such individual.  Each person who serves as a director of Tower will be compensated in accordance with the policies of Tower.  This Section 1.02(d) shall survive Closing and shall remain in effect for three (3) years after the Effective Date in accordance with Exhibit 14, unless the board of directors of Tower after the Effective Date, shall determine otherwise upon the approval of at least 80% of the board of directors.  For three (3) years after the Effective Date, the resulting Tower board agrees to nominate and recommend for election by the shareholders the directors selected, nominated or appointed pursuant to and in furtherance of this Section 1.02(d).  The directors of Tower and Graystone agree that for three years after the Effective Date, to vote in a manner necessary so that Tower will vote, as sole shareholder of the resulting Subsidiary bank, for the directors nominated and recommended by the resulting Subsidiary bank, unless the board of directors of Tower after the Effective Date shall determine otherwise upon the approval of 80% of the directors of the entire board of directors.

(ii)                                  For three (3) years following the Effective Date, all committees of Tower and its Subsidiaries shall have equal representation of directors formerly of Tower and Graystone (or appointed by Tower or Graystone in accordance with Section 1.02(d)(i)), unless the board of directors of Tower after the Effective Date, shall determine otherwise upon the approval of at least 80% of the board of directors.  The bylaws of Tower as amended and restated in Exhibit 14 shall provide for this provision.

(iii)                               For three (3) years following the Effective Date, the Executive Committee of Tower after the Effective Date shall be comprised of: Kermit Hicks, Jeffrey Shank, Frederic Frederick, Terry L. Randall (or if unable to serve, a director of Tower who is serving on the board of directors of Tower as of the date hereof, or appointed pursuant to 1.02(d) hereof) and four (4) directors of Graystone who are serving on the board of directors of Graystone as of the date hereof or appointed pursuant to Section 1.02(d)(i) unless the board of directors of Tower after the Effective Date shall determine otherwise upon the approval of 80% of the directors of the entire board of directors.

(iv)                              On the Effective Date, Kermit Hicks shall be the Chairman of the Board of Tower and shall serve as Chairman until the expiration of his term in 2011, at which time the board of directors shall elect a new chair.  On the Effective Date, the following shall be among the executive officers of Tower:

(A)                              Andrew Samuel - President and Chief Executive Officer

(B)                                Mark Merrill - Executive Vice President-Chief Financial Officer

(C)                                Jeffrey Renninger - Executive Vice President-Chief Operating Officer

(D)                               Jeffrey Shank – Executive Vice President

Each executive officer of Tower shall hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation, and the bylaws of Tower, and such person’s respective employment agreement.

(e)                                  Bank Merger.  Tower and Graystone shall use their best efforts to cause Greencastle to merge with and into Graystone Bank, with Graystone Bank surviving such merger, concurrently with, or as soon as practicable after the Merger on the Effective Date.  Concurrently with the execution and delivery of this Agreement, Tower shall cause Greencastle, and Graystone shall cause Graystone Bank, to execute and deliver the Bank Plan of Merger.

(f)                                    Conversion of Shares.

(i)                                     Subject to the provisions of subparagraphs (ii), (iii), and (iv) of this Section 1.02(f) and Section 1.02(i), each share of Graystone Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive 0.42 shares of fully paid and nonassessable shares of Tower Common Stock (the “Exchange Ratio”).

(ii)                                  Each share of Graystone Common Stock issued and held in treasury of Graystone or by any Graystone Subsidiary (other than trust account shares or shares acquired in connection with debts previously contracted) as of the Effective Date, if any, shall be cancelled.

(iii)                               No fraction of a whole share of Tower Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Graystone Common Stock who would otherwise be entitled to receive a fraction of a share of Tower Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Tower Market Share Price.

(iv)                              Each outstanding share of Tower or Graystone Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive, or shall remain, shares of Tower Common Stock hereunder, respectively, and the holder thereof shall be entitled only to such rights as are granted by the BCL. The parties shall give each other prompt notice upon receipt of any such written demands for payment of the fair value of such shares of Tower or Graystone Common Stock, resepectively (“Dissenting Shares”) and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder’s shares of Graystone Common Stock shall be converted into the right to receive Tower Common Stock in accordance with Section 1.02(f)(i) of this Agreement or such holder’s shares of Tower Common Stock shall remain shares of Tower Common Stock. Any payments made in respect of Dissenting Shares shall be made by Tower, as the continuing corporation after the Merger.

(g)                                 Stock Options.

(i)                                                     At the Effective Date, each Graystone Stock Option which is outstanding and unexercised immediately prior to the Effective Date, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Graystone Common Stock and shall be converted automatically into an option to purchase shares of Tower Common Stock, and Tower shall assume each Graystone Stock Option, in accordance with the terms of the applicable Graystone Stock-Based Plan or other agreement by which it is evidenced, except that from and after the Effective Date, (i) Tower and a disinterested committee of the Tower board of directors shall be substituted for Graystone and the committee of the Graystone board of directors (including, if applicable, the entire Graystone board of directors) administering such Graystone Stock Plan, (ii) each Graystone Stock Option assumed by Tower may be exercised solely for shares of Tower Common Stock, (iii) the number of shares of Tower Common Stock subject to such Graystone Stock Option shall be equal to the number of shares of Graystone Common Stock subject to such Graystone Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio, provided that any fractional shares of Tower Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Graystone Stock Option shall be adjusted by dividing the per share exercise price under each such Graystone Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.  Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Graystone Stock Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the IRC, and the regulations and guidance promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the IRC.  Tower and Graystone agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(g), including in the case of Tower taking all corporate action necessary to reserve for issuance a sufficient number of shares of Tower Common Stock for delivery upon exercise of the options to issue shares of Tower Common Stock issued in accordance herewith.

(ii)                                                  As soon as practicable after the Effective Date, Tower shall use its reasonable efforts to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Tower Common Stock subject to the options referred to in paragraph (i) of this Section 1.02(g) and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

(iii)                                               As soon as practicable after the Effective Date, Tower shall deliver to the holders of Graystone Stock Options at the Effective Date appropriate notices setting forth the effect of the adjustments described in Section 1.02(g) and advising of the registration of the shares of Tower Common Stock issuable upon exercise thereof after consummation of the Merger.

(iv)                                              With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Tower shall administer the Graystone Stock-Based Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

(h)                                 Surrender and Exchange of Graystone Stock Certificates.

(i)                                     Exchange of Certificates. Each holder of shares of Graystone Common Stock who surrenders to Tower (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Tower Common Stock into which such holder’s shares of Graystone Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(f)(iii).

(ii)                                  Rights Evidenced by Certificates.  Each certificate for shares of Tower Common Stock issued in exchange for certificates for Graystone Common Stock pursuant to Section 1.02(h)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to Tower Common Stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Graystone Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Tower Common Stock pursuant to Section 1.02(h)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(f)(iii), as the case may be. If certificates for shares of Graystone Common Stock are exchanged for Tower Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Tower Common Stock, Tower will pay cash in an amount equal to dividends theretofore payable on such Tower Common Stock and pay or deliver any other distribution to which holders of shares of Tower Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(h) upon surrender of certificates for shares of Tower Common Stock.

Notwithstanding the foregoing, no party hereto will be liable to any holder of Graystone Common Stock or any holder of Tower Common Stock, for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until certificates for shares of Graystone Common Stock are surrendered by a Graystone shareholder to Tower for exchange, Tower shall have the right to withhold dividends or any other distributions on the shares of Tower Common Stock issuable to such shareholder.

(iii)                               Exchange Procedures. Each certificate for shares of Graystone Common Stock delivered for exchange under this Section 1.02(h) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Tower Common Stock for which certificates will be issued pursuant to this Section 1.02(h) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.  If shares of Tower Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Tower Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Graystone Common Stock which are surrendered. As promptly as practicable after the Effective Date, Tower shall send or cause to be sent to each shareholder of record of Graystone Common Stock transmittal materials for use in exchanging certificates representing Graystone Common Stock for certificates representing Tower Common Stock into which the Graystone Common Stock have been converted in the Merger. Certificates representing shares of Tower Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Graystone as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of Graystone Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

(iv)                              Closing of Stock Transfer Books; Cancellation of Graystone Certificates. Upon the Effective Date, the stock transfer books for Graystone Common Stock will be closed and no further transfers of shares of Graystone Common Stock will thereafter be made or recognized. All certificates for shares of Graystone Common Stock surrendered pursuant to this Section 1.02(h) will be cancelled by Tower.

(i)                                     Anti-Dilution Provisions. If Tower has, at any time after the date hereof and before the Effective Date, (i) issued a dividend in shares of Tower Common Stock, (ii) combined the outstanding shares of Tower Common Stock into a smaller number of shares, (iii) subdivided the outstanding shares of Tower Common Stock, respectively, or (iv) reclassified the shares of Tower Common Stock, then the number of shares of Tower Common Stock to be delivered to Graystone shareholders who are entitled to receive shares of Tower Common Stock in exchange for shares of Graystone Common Stock shall be adjusted so that each Graystone shareholder shall be entitled to receive such number of shares of Tower Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GRAYSTONE

Graystone hereby represents and warrants to Tower that, except as specifically set forth in the Graystone Disclosure Schedule delivered to Tower by Graystone on the date hereof:

Section 2.01 Organization.

(a)                                  Graystone is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Graystone is a bank holding company duly registered under the BHCA.  Graystone has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Graystone is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Graystone.

(b)                                 Graystone Bank is a Pennsylvania state-chartered bank duly authorized and validly existing under the laws of the Commonwealth of Pennsylvania. Graystone Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)                                  There are no Graystone Subsidiaries other than Graystone Bank and those identified in the Graystone Disclosure Schedule.

(d)                                 The deposits of Graystone Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the FDIA and Graystone Bank is a participant in and has not opted out of the FDIC Transaction Account Guarantee Program.

(e)                                  The respective minute books of Graystone and Graystone Bank and each other Graystone Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Graystone and each such Graystone Subsidiary.

(f)                                    Prior to the date of this Agreement, Graystone has delivered to Tower true and correct copies of the articles of incorporation and bylaws of Graystone and the articles of incorporation and bylaws of Graystone Bank as in effect on the date hereof.

Section 2.02 Capitalization.

(a)                                  The authorized capital stock of Graystone consists of One Hundred Million (100,000,000) shares of common stock, no par value (“Graystone Common Stock”), of which 6,506,585 shares are outstanding, validly issued, fully paid and nonassessable and Two Million (2,000,000) shares of Preferred Stock, no par value, of which no shares are issued and outstanding. Except as provided on the Graystone Disclosure Schedule, neither Graystone nor Graystone Bank, nor any other Graystone Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Graystone Common Stock or any other security of Graystone or any securities representing the right to vote, purchase or otherwise receive any shares of Graystone Common Stock, or any other security of Graystone.

(b)                                 The authorized capital stock of Graystone Bank consists of Five Million (5,000,000) shares of common stock, par value of $1.00 per share (“Graystone Bank Common Stock”), of which 1,760,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Graystone. Neither Graystone nor any Graystone Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Graystone Subsidiary or any other security of any Graystone Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Graystone Subsidiary. Except as set forth in the Graystone Disclosure Schedule, either Graystone or Graystone Bank owns all of the outstanding shares of capital stock of each Graystone Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)                                  Except as set forth in the Graystone Disclosure Schedule, neither (i) Graystone, (ii) Graystone Bank nor (iii) any other Graystone Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Graystone and Graystone Subsidiaries, equity interests held by Graystone Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Graystone Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Graystone or Graystone Bank with respect to any other company’s capital stock or the equity of any other person.

(d)                                 To the Knowledge of Graystone, except as disclosed in the Graystone Disclosure Schedules, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Graystone Common Stock.

Section 2.03 Authority; No Violation.

(a)                                  Except as provided in this Section 2.03, Graystone has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Graystone Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Graystone and the completion by Graystone of the transactions contemplated hereby have been duly and validly approved by the board of directors of Graystone and, except for approval and adoption by the shareholders of Graystone as required under the BCL, and Graystone’s articles of incorporation and bylaws, no other corporate proceedings on the part of Graystone are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Graystone and, subject to approval and adoption of the shareholders of Graystone as required under the BCL, Graystone’s articles of incorporation and bylaws and receipt of the required approvals from Regulatory Authorities described in Section 2.04 hereof, and the requisite actions of the shareholders of Graystone in furtherance of this Agreement, constitutes the valid and binding obligation of Graystone, enforceable against Graystone in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Graystone Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Graystone Bank, enforceable against Graystone Bank in accordance with its terms, subject to required approvals of Regulatory Authorities, and subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (i)   The execution and delivery of this Agreement by Graystone, (ii) the execution and delivery of the Bank Plan of Merger by Graystone Bank, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 2.04 hereof and Graystone’s and Tower’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (iv) compliance by Graystone or Graystone Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Graystone or any Graystone Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Graystone or any Graystone Subsidiary or any of their respective properties or assets; or (C) except as set forth in the Graystone Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Graystone or any Graystone Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Graystone or any Graystone Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Graystone.

Section 2.04 Consents. Except for the consents, approvals, filings and registrations with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, FINRA, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Graystone under the BCL, Graystone’s articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Graystone as sole shareholder of Graystone Bank under the Banking Code of 1965, as amended, and by the Graystone board of directors, and except as disclosed in the Graystone Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Graystone or the Bank Plan of Merger by Graystone Bank, and (b) the completion by Graystone of the transactions contemplated hereby or by Graystone Bank of the Bank Merger. As of the date hereof, except for matters relating to the MOU, Graystone has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Graystone’s or Graystone Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05 Financial Statements.

(a)           Graystone made the Graystone Regulatory Reports through September 30, 2008 available to Tower.  The Graystone Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Graystone or Graystone Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)           Graystone has previously delivered to Tower the Graystone Financials as of the date hereof and will deliver all the Graystone Financials after the date hereof. The Graystone Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Graystone as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c)           At the date of each balance sheet included in the Graystone Financials or the Graystone Regulatory Reports, neither Graystone nor Graystone Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Graystone Financials or Graystone Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Graystone and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06 Taxes.  Graystone and the Graystone Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Graystone has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Graystone and all Graystone Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Graystone and any Graystone Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 2.07 No Material Adverse Effect. Graystone has not suffered any Material Adverse Effect since December 31, 2007.

Section 2.08 Contracts.

(a)           Except as described in the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Graystone or any Graystone Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Graystone or any Graystone Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Graystone or any Graystone Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Graystone Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Graystone or any Graystone Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Tower; or (vi) any contract (other than this Agreement) limiting the freedom of any Graystone Subsidiary to engage in any type of banking or bank-related business permissible under law.

(b)           True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to Tower on or before the date hereof, are listed on the Graystone Disclosure Schedule and are in full force and effect on the date hereof and neither Graystone nor any Graystone Subsidiary (nor, to the Knowledge of Graystone, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to Graystone. Except as set forth in the Graystone Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Graystone Disclosure Schedule, none of the employees (including officers) of Graystone or any Graystone Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Graystone Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Graystone or any Graystone Subsidiary is a party or under which Graystone or any Graystone Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Graystone Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Graystone or any Graystone Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G;

or (iii) requires Graystone or any Graystone Subsidiary to provide a benefit in the form of Graystone Common Stock or determined by reference to the value of Graystone Common Stock.

Section 2.09 Ownership of Property; Insurance Coverage.

(a)           Graystone and the Graystone Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Graystone or any Graystone Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Graystone Regulatory Reports and in the Graystone Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the Graystone Disclosure Schedule. Graystone and the Graystone Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Graystone and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Graystone Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Graystone Financials.

(b)           With respect to all agreements pursuant to which Graystone or any Graystone Subsidiary has purchased securities subject to an agreement to resell, if any, Graystone or such Graystone Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           Graystone and the Graystone Subsidiaries currently maintain insurance considered by Graystone to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Graystone nor any Graystone Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the Graystone Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by Graystone or Graystone Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years Graystone has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.10 Legal Proceedings. Except as set forth in the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary is a party to any, and there are no pending or, to the Knowledge of Graystone, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Graystone or any Graystone Subsidiary, (ii) to which Graystone or any Graystone Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Graystone to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Graystone.

Section 2.11 Compliance With Applicable Law.

(a)           Except as set forth in the Graystone Disclosure Schedule, Graystone and Graystone Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Graystone.

(b)           Except as set forth on the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary has received any notification or communication from any Regulatory Authority:  (i) asserting that Graystone or any Graystone Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Graystone or any Graystone Subsidiary; (iii) requiring or threatening to require Graystone or any Graystone Subsidiary, or indicating that Graystone or any Graystone Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Graystone or any Graystone Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Graystone or any Graystone Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Graystone nor any Graystone Subsidiary has consented to or entered into any Regulatory  Agreement, except as heretofore disclosed in the Graystone Financials or in the Graystone Disclosure Schedule.

Section 2.12 Employee Benefit Plans.

(a)           Graystone has previously made available to Tower true and complete copies of all employee pension benefit plans which Graystone or Graystone Bank currently maintains within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Graystone Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Graystone or any Graystone Subsidiary (the “Graystone Benefit Plans”), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Graystone, any Graystone Subsidiary nor any pension plan maintained by Graystone or any Graystone Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Graystone, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Graystone nor any Graystone Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of Graystone, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Graystone or any Graystone Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Graystone. Graystone and the Graystone Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither Graystone nor any Graystone Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the IRS or U.S. Department of Labor.

(b)           No liability under Title IV of ERISA has been or to the Knowledge of Graystone is presently expected to be incurred by Graystone respect to any ongoing, frozen or terminated “single- employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Graystone under Section 4001 of ERISA or Section 414 of the IRC (an “ERISA Affiliate”). Graystone has not contributed to any “multi employer plan” as defined in Section 3(37) of ERISA.

(c)           All contributions required to be made under the terms of any Graystone Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Graystone’s consolidated financial statements to the extent required and in accordance with GAAP. Graystone has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Graystone nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Graystone nor an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each Graystone Benefit Plan exceeds the present value of the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA under such Graystone Benefit Plan as of the end of the most recent plan year with respect to the respective Graystone Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Graystone Benefit Plans as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the Graystone Disclosure Schedule, Graystone has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(d)           Except as set forth in the Graystone Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the Graystone Disclosure Schedule, (i) entitle any employee, consultant or director of Graystone to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Graystone Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Graystone Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(e)           All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Graystone Benefit Plan. All required tax filings with respect to each Graystone Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(f)            Graystone does not maintain any Graystone Benefit Plan covering employees who are not United States residents.

(g)           Graystone does not maintain any Graystone Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(h)           All Graystone Benefit Plans are in compliance or will be in compliance prior to December 31, 2008 with Section 409A of the IRC.

2.13  Labor Matters. Graystone is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Graystone the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Graystone to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Graystone, threatened, nor is Graystone aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.14 Brokers, Finders and Financial Advisors. Except for Graystone’s engagement of Cedar Hill Advisors, LLC in connection with the transactions contemplated by this Agreement, neither Graystone nor any Graystone Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Graystone Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Graystone Financials. The Graystone Disclosure Schedule shall contain as an exhibit the engagement letter between Graystone and Cedar Hill Advisors, LLC.

Section 2.15 Environmental Matters. Except as set forth in the Graystone Disclosure Schedule, to the Knowledge of Graystone, neither Graystone nor any Graystone Subsidiary, nor any properties owned or occupied by Graystone or any Graystone Subsidiary have been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Graystone. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Graystone, threatened, relating to the liability of any property owned or occupied by Graystone or any Graystone Subsidiary under any Environmental Law.

Section 2.16 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Graystone Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Graystone Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 2.17 Related Party Transactions. Except as disclosed in the Graystone Disclosure Schedule, Graystone is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Graystone (except an Graystone Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Graystone Disclosure Schedule, no loan or credit accommodation to any Affiliate of Graystone is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Graystone nor Graystone Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Graystone Bank is inappropriate.

Section 2.18 Loans.

(a)           Each loan reflected as an asset in the Graystone Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Graystone.

(b)           The Graystone Disclosure Schedule identifies (i) each Graystone Loan that as of  September 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Graystone, any of its Subsidiaries or any bank examiner, together with the principal amount of each such Graystone Loan and the identity of the borrower thereunder, and (ii) each asset of Graystone or any of Graystone’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

Section 2.19 Graystone Information.

(a)           The information relating to Graystone and Graystone Subsidiaries to be provided by Graystone for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing of Tower pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof as relate only to Tower or any Tower Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)           The information, relating to Graystone and Graystone’s Subsidiaries to be provided by Graystone for inclusion in the Applications will, at the time each such document is filed with any

Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.20 “Well Capitalized”.  Graystone and Graystone Bank are “well capitalized” within the meaning of the applicable FRB’s and FDIC’s regulations as of the date of this Agreement.

Section 2.21 Investment Securities.  Except as set forth on the Graystone Disclosure Schedule, to the Knowledge of Graystone, none of the investments reflected in the Graystone Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2007, that would be reflected in those headings if they occurred prior to December 31, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Graystone to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Graystone.

Section 2.22 Equity Plans and Agreements.  Neither Graystone nor any other Graystone Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Graystone or any Graystone Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Graystone or any other Graystone Subsidiary, present, contingent, vested, unvested or otherwise, other than the Graystone Stock-Based Plans and the plans, agreements and other arrangements described in the Graystone Disclosure Schedule. The Graystone Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.23 Fairness Opinion. Graystone has received a written opinion from Cedar Hill Advisors, LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of Graystone pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.24 Quality of Representations. The representations made by Graystone in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TOWER

Tower hereby represents and warrants to Graystone that, except as set forth in the Tower Disclosure Schedule delivered by Tower to Graystone on or prior to the date hereof and the MOU and actions taken in furtherance of the MOU:

Section 3.01 Organization.

(a)           Tower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Tower is a bank holding company duly registered under the BHCA. Tower has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Tower Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Tower nor any Tower Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and as disclosed on the Tower Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect on Tower.

(b)           Greencastle is a national banking association duly organized and validly existing under the laws of the United States of America. Greencastle has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)           There are no Tower Subsidiaries other than Greencastle and those identified on the Tower Disclosure Schedules.

(d)           The deposits of Greencastle are insured by the FDIC to the extent provided in the FDIA and Greencastle is a participant in and has not opted out of the FDIC Transaction Account Guarantee Program.

(e)           The respective minute books of Tower and Greencastle and each other Tower Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Tower and each such Tower Subsidiary.

(f)            Prior to the date of this Agreement, Tower has delivered to Graystone true and correct copies or the articles of incorporation and bylaws of Tower and the articles of association and bylaws or Greencastle as in effect on the date hereof.

Section 3.02 Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Tower consists of Five Million (5,000,000) shares of common stock, no par value (“Tower Common Stock”), of which 2,315,380 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and Five Hundred Thousand (500,000) shares of Preferred Stock, no par value, of which none are issued and outstanding. Except as provided on the Tower Disclosure Schedule, neither Tower nor Greencastle nor any other Tower Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Tower Common Stock or any other security of Tower or any securities representing the right to vote, purchase or otherwise receive any shares of Tower Common Stock or any other security of Tower.

(b)           The authorized capital stock of Greencastle consists of Twelve Thousand (12,000) shares of common stock, par value of $62.50 per share (“Greencastle Common Stock”), of which Twelve Thousand (12,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Tower. Neither Tower nor any Tower Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Tower Subsidiary or any other security of any Tower Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Tower Subsidiary. Except as set forth in the Tower Disclosure Schedule, either Tower or Greencastle owns all of the outstanding shares of capital stock of each Tower Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)           Except as set forth in the Tower Disclosure Schedule, neither (i) Tower, (ii) Greencastle nor (iii) any other Tower Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Tower and Tower Subsidiaries, equity interests held by Tower Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Tower Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Tower or Greencastle with respect to any other company’s capital stock or the equity of any other person.

(d)           To the Knowledge of Tower, except as disclosed in Tower’s proxy statement dated March 20, 2008, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Tower Common Stock.

Section 3.03 Authority; No Violation.

(a)           Except as provided in this Section 3.03, Tower has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except as provided in this Section 3.03, Greencastle has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger.  The execution and delivery of this Agreement by Tower and the completion by Tower of the transactions contemplated hereby have been duly and validly approved by the board of directors of Tower and, except for approval and adoption of the shareholders of Tower as required by the BCL, Tower’s articles of incorporation and bylaws, and the approval, adoption, and amendment of the articles of incorporation of Tower to increase the number of authorized shares of Tower Common Stock in an amount sufficient to issue shares of Tower Common Stock pursuant to Section 1.02(c) and (d) hereof, except as otherwise provided in this Agreement, no other corporate proceedings on the part of Tower are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tower and, subject to approval and adoption by the shareholders of Tower, the receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, and the requisite actions of the shareholders of Tower in furtherance of this Agreement, constitutes the valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Greencastle concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Greencastle, enforceable against Greencastle in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (i) The execution and delivery of this Agreement by Tower, (ii) the execution and delivery of the Bank Plan of Merger by Greencastle, each (b)(i) and (b)(ii) subject to the terms, covenants and conditions of this Agreement, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Graystone’s and Tower’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, as provided and subject to the terms hereof (iv) the amendment of the articles of incorporation of Tower in connection with the increase in the number of authorized shares of Tower Common Stock, and Section 1.02(c) and (d) hereof, and (v) compliance by Tower with any of the terms or provisions hereof, will not (A) conflict with or result in a breach of any provision of the articles of incorporation, as amended or other organizational document or bylaws of Tower or any Tower Subsidiary, so long as effected in and under the terms of the articles of incorporation, as amended to authorize a sufficient number of shares of Tower Common Stock to effect the transactions authorized by this Agreement; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tower or any Tower Subsidiary or any of their respective properties or assets; or (C) except as set forth on Tower Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tower or any Tower Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Tower or any Tower Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Tower.

Section 3.04 Consents. Except for the consents, approvals, filings and registrations with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, FINRA, and state “blue sky” authorities, and compliance with any conditions contained therein, the approval and adoption of this Agreement by the shareholders of Tower under the BCL, Tower’s articles of incorporation and bylaws, and the approval and adoption of the Bank Plan of Merger by Tower as sole shareholder of Greencastle under applicable law, and by the Tower board of directors, and the approval, adoption, and amendment of the articles of incorporation of Tower in connection with  the increase in the number of authorized shares of Tower Common Stock and Sections 1.02(c) and (d) hereof, and except as disclosed in the Tower Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Tower or the Bank Plan of Merger by Greencastle, and (b) the completion by Tower of the transactions contemplated hereby or by Greencastle of the Bank Merger. As of the date hereof, except for matters relating to the MOU, Tower has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Tower’s or Greencastle’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 Financial Statements.

(a)           Tower has made the Tower Regulatory Reports through September 30, 2008 available to Graystone. The Tower Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Tower or Greencastle as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)           Tower has previously delivered to Graystone the Tower Financials as of the date hereof and will deliver all the Tower Financials after the date hereof. The Tower Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Tower as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c)           At the date of each balance sheet included in the Tower Financials or Tower Regulatory Reports, neither Tower nor Greencastle (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Tower Financials or Tower Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Tower and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06 Taxes.  Tower and the Tower Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Tower has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Tower and all Tower Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed  to be due from Tower and any Tower Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 3.07 No Material Adverse Effect. Tower has not suffered any Material Adverse Effect since December 31, 2007.

Section 3.08 Contracts.

(a)           Except as described in the Tower Disclosure Schedule, neither Tower nor any Tower Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Tower or any Tower Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Tower or any Tower Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Tower or any Tower Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Tower Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Tower or any Tower Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Graystone or any Graystone Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Tower Subsidiary to engage in any type of banking or bank-related business permissible under law.

(b)           True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) have been made available to Graystone on or before the date hereof, are listed on the Tower Disclosure Schedule and are in full force and effect on the date hereof and neither Tower nor any Tower Subsidiary (nor, to the Knowledge of Tower, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to Tower. Except as set forth in the Tower Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Tower Disclosure Schedule, none of the employees (including officers) of Tower or any Tower Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Tower Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Tower or any Tower Subsidiary is a party or under which Tower or any Tower Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Tower Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Tower or any Tower Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Tower or any Tower Subsidiary to provide a benefit in the form of Tower Common Stock or determined by reference to the value of Tower Common Stock.

Section 3.09 Ownership of Property; Insurance Coverage.

(a)           Tower and the Tower Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Tower or any Tower Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Tower Regulatory Reports and in the Tower Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the Tower Disclosure Schedule. Tower and the Tower Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Tower and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Tower Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Tower Financials.

(b)           With respect to all agreements pursuant to which Tower or any Tower Subsidiary has purchased securities subject to an agreement to resell, if any, Tower or such Tower Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           Tower and the Tower Subsidiaries currently maintain insurance considered by Tower to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Tower nor any Tower Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the Tower Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by Tower or Greencastle under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years Tower has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.10 Legal Proceedings. Except as set forth in the Tower Disclosure Schedule, neither Tower nor any Tower Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tower, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Tower or any Tower Subsidiary, (ii) to which Tower’s or any Tower Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Tower to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Tower.

Section 3.11 Compliance With Applicable Law.

(a)           Except as set forth in the Tower Disclosure Schedule, Tower and the Tower Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Tower.

(b)           Except as disclosed on the Tower Disclosure Schedule and the MOU, neither Tower nor any Tower Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Tower or any Tower Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Tower or any Tower Subsidiary; (iii) requiring or threatening to require Tower or any Tower Subsidiary, or indicating that Tower or any Tower Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Tower nor any Tower Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on the Tower Disclosure Schedule.

Section 3.12 Employee Benefit Plans.

(a)           Tower has previously made available to Graystone true and complete copies of the employee pension benefit plans which Tower or Greencastle currently maintains within the meaning of ERISA Section 3(2), including profit sharing plans, stock purchase plans, deferred compensation and severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including, if applicable, vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Tower Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Tower or any Tower Subsidiary (the “Tower Benefit Plans”), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. To Tower’s Knowledge, neither Tower, any Tower Subsidiary, nor any pension plan maintained by Tower or any Tower Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Tower, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actual assumptions used in the most recent actuarial valuation for such plan. Neither Tower nor any Tower Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the Knowledge of Tower all “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of Tower, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Tower or any Tower Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Tower. Tower and the Tower Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)), in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither Tower nor any Tower Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the IRS or U.S. Department of Labor.

(b)           No liability under Title IV of ERISA has been or to Tower’s Knowledge is presently expected to be incurred by Tower respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Tower under Section 4001 of ERISA or Section 414 of the IRC (an “ERISA Affiliate”). Tower has not contributed to any “multi employer plan” as defined in Section 3(37) of ERISA.

(c)           All contributions required to be made under the terms of any Tower Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Tower’s consolidated financial statements to the extent required and in accordance with GAAP. Tower has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Tower nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Tower nor an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each Tower Benefit Plan exceeds the present value of the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA under such Tower Benefit Plan as of the end of the most recent plan year with respect to the respective Tower Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Tower Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the Tower Disclosure Schedule, Tower has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(d)           Except as set forth in the Tower Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the Tower Disclosure Schedule, (i) entitle any employee, consultant or director of Tower to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Tower Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Tower Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(e)           All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Tower Benefit Plan. All required tax filings with respect to each Tower Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(f)            Tower does not maintain any Tower Benefit Plan covering employees who are not United States residents.

(g)           Tower does not maintain any Tower Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(h)           All Tower Benefit Plans are in compliance or will be in compliance prior to December 31, 2008 with Section 409A of the IRC.

3.13  Labor Matters. Tower is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Tower the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Tower to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Tower, threatened, nor is Tower aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors. Except for Tower’s engagement of Boenning & Scattergood, Inc. in connection with the transactions contemplated by this Agreement, neither Tower nor any Tower Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Tower Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Tower Financials.  The Tower Disclosure Schedule shall contain as an exhibit the engagement letter between Tower and Boenning & Scattergood, Inc.

Section 3.15 Environmental Matters. Except as set forth in the Tower Disclosure Schedule, to the Knowledge of Tower, neither Tower nor any Tower Subsidiary, nor any properties owned or occupied by Tower or any Tower Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Tower. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Tower, threatened, relating to the liability of any property owned or occupied by Tower or any Tower Subsidiary under any Environmental Law.

Section 3.16 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Tower Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Tower Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 3.17 Related Party Transactions. Except as disclosed in the Tower Disclosure Schedule, Tower is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Tower (except a Tower Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Tower Disclosure Schedule, no loan or credit accommodation to any Affiliate of Tower is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Tower nor Greencastle has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Greencastle is inappropriate.

Section 3.18 Loans.

(a)                                  Each loan reflected as an asset in the Tower Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Tower.

(b)                                 The Tower Disclosure Schedule identifies (i) each Tower Loan that as of September 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Tower, any of its Subsidiaries or any bank examiner, together with the principal amount of each such Tower Loan and the identity of the borrower thereunder, and (ii) each asset of Tower or any of Tower’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

Section 3.19 Tower Information.

(a)                                  The information relating to Tower and Tower Subsidiaries to be provided by Tower for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing by Tower pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof as relate only to Graystone or the Graystone Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)                                 The information, relating to Tower and Tower’s Subsidiaries to be provided by Tower for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.20 “Well Capitalized”.  Tower and Greencastle are “well capitalized” within the meaning of the applicable FRB’s, OCC’s and FDIC’s regulations as of the date of this Agreement.

Section 3.21 Investment Securities.  Except as set forth on the Tower Disclosure Schedule, to the Knowledge of Tower, none of the investments reflected in the Tower Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2007, that would be reflected in those headings if they occurred prior to December 31, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Tower to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Tower.

Section 3.22 Equity Plans and Agreements.  Except as set forth in the Tower Disclosure Schedule, neither Tower nor any other Tower Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Tower or any Tower Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Tower or any other Tower Subsidiary, present, contingent, vested, unvested or otherwise, other than the Tower Stock-Based Plans, and the plans, agreements and other arrangements described in the Tower Disclosure Schedule.  The Tower Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 3.23 Fiduciary Accounts.  Except as set as set forth on the Tower Disclosure Schedule, to the Knowledge of Tower, Tower and each Tower Subsidiary has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Tower nor any Tower Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to the Knowledge of Tower with respect to any fiduciary account.

Section 3.24 Fairness Opinion. Tower has received a written opinion from Boenning & Scattergood, Inc. to the effect that, as of the date hereof, the exchange ratio and the special cash dividend pursuant to this Agreement, collectively the financial consideration, is fair, from a financial point of view, to the Tower shareholders.

Section 3.25 Securities Documents.  The Securities Documents filed or to be filed by Tower under the Exchange Act at any time since December 31, 2007 complied with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

Section 3.26 Quality of Representations. The representations made by Tower in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.01 Conduct of Graystone’s and Tower’s Business.

(a)                                  From the date of this Agreement to the Closing Date, Graystone and Tower and each of their respective Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party.  Graystone and Tower will each use its best efforts, and will cause each of the Subsidiaries to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of its customers and others with whom business relationships exist.  Notwithstanding the foregoing or any provision of this Article IV to the contrary, neither Tower nor any Tower Subsidiary shall be required to perform any covenant binding upon it pursuant to any provision of this Agreement if, Tower’s board of directors shall have reasonably determined in its good faith judgment and after consultation with counsel that the performance of the covenant would constitute non-compliance with the MOU, provided prior written notice is provided to Graystone.  From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted, required, or contemplated, by this Agreement, or as set forth on the Tower or Graystone Disclosure Schedule,  Graystone and Tower will not, or will not permit any Subsidiary to:

(i)                                     amend or change any provision of its articles of incorporation or bylaws, except as provided in or contemplated by this Agreement;

(ii)                                  change the number of authorized or issued shares of its capital stock or issue any shares. Provided however, Tower may increase the number of authorized shares of Tower Common Stock to an amount greater than necessary to effectuate the transactions contemplated by this Agreement;

(iii)                               issue or grant any option (except in accordance with past practice under the Tower Benefit Plans and Graystone Benefit Plans, respectively and as specifically delineated on the Tower Disclosure Schedules and Graystone Disclosure Schedules, respectively) warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except in accordance with past practice for the Tower Employee Stock Ownership Plan.

Provided however, Tower in accordance with applicable law may continue to pay regular quarterly cash dividends of $.28 per share in accordance and consistent with past practice and a special cash dividend in accordance with Section 4.20 of this Agreement, and Greencastle may pay a special dividend to Tower in accordance with Sections 4.19 and 4.20 of this Agreement.

(iv)                              grant any severance or termination pay to, or, enter into any new or amend any existing employment agreement with any employee, officer, or director, except in accorandace with this Agreement and the transactions contemplated therein or applicable law, as set forth in the Tower or Graystone Disclosure Schedule, respectively.

(v)                                 increase the compensation of, any employee, officer or director except in accordance with this Agreement.  Provided, however, each party may pay salary increases consistent with past practice in such amounts not in excess of five percent (5%) in the aggregate for all employees.

(vi)                              merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(vii)                           sell or otherwise dispose of the capital stock, or sell or otherwise dispose of any of its assets or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(viii)                        take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(ix)                                change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), or any Regulatory Authority;

(x)                                   waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

(xi)                               implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, materially amend any existing plan or arrangement;

(xii)                            purchase any security for its investment portfolio other than in the ordinary course of business and consistent with past practice;

(xiii)                        amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business and consistent with past practice ;

(xiv)                        enter into, renew, extend or modify any other transaction with any Affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(xv)                           change deposit or loan rates other than in the ordinary course of business and consistent with past practice;

(xvi)                        enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(xvii)                     except for the execution of this Agreement, take any action that would give rise to a right of non-continuing payment to any individual under any employment agreement;

(xviii)                  take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(xix)                          agree to do any of the foregoing.

For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Graystone or Tower to do any of the following: (i) make any capital expenditure in excess of $75,000 without the prior written consent of the other, except for Tower may make an expenditure not in excess of $250,000 to remodel the Hancock, Maryland branch, (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $75,000, other than pledges of assets to secure Federal Home Loan Bank advances, customer repurchase agreements, or government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, involving a loan or payment of more than $75,000, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof, other than in the ordinary course of business.

Section 4.02 Access; Confidentiality.

(a)                                  From the date of this Agreement through the Closing Date, Graystone or Tower, as the case may be, shall afford to, and shall cause each Graystone Subsidiary or Tower Subsidiary to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Graystone and Tower will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)                                 Graystone and Tower each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.  Neither party shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)                                  All information furnished to Tower by Graystone or by Graystone to Tower previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence.

(d)                                 A representative of each party shall be invited to attend all meetings of the other party’s board of directors and any committee thereof and all management committee meetings, including without limitation, loan, asset/liability and investment committee meetings (or the functional equivalent) for observation purposes only, except to the extent the exclusion of the other party’s representative may be required for the board of directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law.

Section 4.03 Regulatory Matters and Consents.

(a)                                  Graystone and Tower shall promptly prepare a Joint Proxy Statement/Prospectus to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed with the SEC by Tower. Tower shall prepare a Registration Statement.  The Registration Statement shall conform to all applicable legal requirements.  Tower shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Tower shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.  Tower and Graystone shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)                                 Tower and Graystone will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

(c)                                  Each party will furnish the other with all information concerning itself and its Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(d)                                 Tower and Graystone shall have the right to review in advance, and each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e)                                  Each party will promptly furnish the other with copies of all Applications and other written communications to, or received from, any Regulatory Authority in respect of the transactions contemplated hereby.

Section 4.04 Taking of Necessary Action. Tower and Graystone shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 4.05 Indemnification; Insurance.

(a)                                  Indemnification.  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of either party or any of their respective Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of either party, any of their respective Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the articles of incorporation and bylaws of such party. On or after the Effective Date, Tower shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Graystone and Graystone Subsidiaries, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of Tower) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Graystone or any Graystone Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Tower or Tower Subsidiaries, as the case may be, as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by Tower if such indemnification is prohibited by applicable law, including but not limited to the FDIC’s 12 C.F.R. Part 359, which limits and/or prohibits in certain circumstances, the ability of insured depository institutions, their subsidiaries, and affiliated depository institution holding companies, to enter into contracts to pay and make golden parachute and indemnification payments to institution-affiliated parties.

(b)                                 Insurance. Tower shall maintain a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Graystone directors and officers’ liability insurance policy and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Graystone insurance policies for a period of six (6) years after the Effective Date; provided, however, that Tower shall not be obligated to make annual premium payments for such six (6) -year period which exceed 150% of the annual premium payment as of December 31, 2007, under Graystone’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Tower shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)                                  Assumption. In the event that Tower or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, Graystone and Tower shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (ii) recommend or endorse an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iv) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal or (v) enter into an agreement with any other party with respect to an Acquisition Proposal. Graystone and Tower will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Graystone and Tower hereto with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. Graystone and Tower will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued.  Notwithstanding the foregoing, the board of directors of Graystone or Tower may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the respective board of directors shall have determined, in good faith after consultation with its legal advisors, that the failure to do so may constitute a breach of their fiduciary duties.

Section 4.07 MOU.  Tower and Greencastle shall comply in all respects with the terms of the MOU.  From the date of this Agreement through the Effective Date, Tower and Greencastle shall promptly provide to Graystone copies of all correspondence and reports received by Tower or Greencastle from any Regulatory Authorities or submitted by Tower or Greencastle to any Regulatory Authorities in connection with the MOU, to the extent permitted by law.

Section 4.08 Duty to Advise; Duty to Update Disclosure Schedule. Graystone and Tower shall promptly advise each other of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Graystone and Tower shall update its Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve Graystone and Tower from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) or 5.02(c).

Section 4.09 Current Information.

(a)                                  Ongoing Communications. During the period from the date of this Agreement to the Effective Date, Graystone and Tower shall, cause one or more of its designated representatives to confer on a weekly or more frequent basis with representatives of each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days of the end of each month, each party shall provide to the other a consolidated balance sheet and statement of operations for each month.  As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement, Graystone and Tower will deliver to the other party its quarterly report, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, Graystone and Tower will deliver to the other party its annual report.

(b)                                 Board Minutes. Graystone and Tower shall provide to each other a copy of the minutes of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)                                  During the period commencing on the date of this Agreement and ending on the Effective Date, Tower and Graystone, within fifteen (15) days after the end of each calendar month, shall provide to the other party, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d)                                 During the period commencing on the date of this Agreement and ending on the Effective Date, Tower and Graystone, within fifteen (15) days of the end of each month, shall provide to the other party a written list of (i) all loans classified by it or any regulatory authority as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 4.09 Phase I Environmental Audit. Graystone and Tower shall permit Tower or Graystone, if Tower or Graystone elects to do so, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by the other party or any of its Subsidiaries on the date hereof.

Section 4.10 Shareholders Meetings. Graystone and Tower shall take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby and in the case of Tower to increase the number of authorized shares of Tower Common Stock to a number sufficient to effectuate the transactions contemplated by this Agreement.  The board of directors of Graystone and the board of directors of Tower will recommend that the shareholders of Graystone and Tower, respectively, approve and adopt this Agreement and the transactions contemplated hereby and in the case of Tower the amendment to increase the number of authorized shares of Tower Common Stock to a number sufficient to effectuate the transactions contemplated by this Agreement.

Section 4.11 Public Announcements. Graystone and Tower shall cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law, or Tower from making any disclosure necessary to fulfill its obligations under the Exchange Act.

Section 4.12 Maintenance of Insurance. Graystone and Tower shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 4.13 Maintenance of Books and Records. Graystone and Tower shall maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered.

Section 4.14 Taxes. Graystone and Tower shall file all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

Section 4.15 Employee Benefits.

(a)  Tower shall, before or promptly after the Effective Date, review all benefit plans of Graystone Bank and Greencastle in order to establish the benefit plans to be made available to Greencastle and Graystone Bank employees after the Effective Date (“Benefit Plans”). Tower’s review shall take into consideration benefits that were provided to employees under the Greencastle and Graystone Bank Benefit Plans and benefits provided by peer institutions in the establishment of the new and/or amended benefit plans provided by Tower or its Subsidiaries to employees after the Effective Date. Tower or its Subsidiaries shall: (1) provide its employees credit for all years of service with Tower or Graystone or any of their Subsidiaries and predecessors, as the case may be, prior to the Effective Date for the purpose of eligibility and vesting and provide employees credit for all years of service for benefit accrual for the Graystone or Tower Benefit Plans delineated on the Tower Disclosure Schedule; (2) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Benefit Plans prior to the Effective Date) and eligibility waiting periods under group health plans to be waived with respect to their employees who remain as employees of Tower or its Subsidiaries (and their eligible dependents) after the Effective Date; and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by Greencastle or Graystone Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Benefit Plans after the Effective Date with the objective that there be no double counting during the year in which the Closing Date occurs of such deductible or out-of-pocket expenses. Tower and Graystone and their Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). In order to accomplish the foregoing, Tower may or cause Graystone or its Subsidiary to amend, freeze, merge or terminate any Benefit Plan of Greencastle, Tower, or Graystone respectively.

(b) This Section 4.15 shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 4.15, express or implied shall require Tower to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Date.

Section 4.16 Affiliate Letters. Graystone shall use its best efforts to cause each person who may be deemed to be an Affiliate of Tower, to execute and deliver to Tower as soon as practicable after the date of this Agreement an affiliate’s letter.

Section 4.17 Severance Pay. Tower shall and shall cause Graystone Bank or Tower’s Subsidiaries to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization.  Tower agrees to and agrees to cause Graystone Bank to provide severance pay, as set forth below, to any full-time, active employee of Tower or any Tower Subsidiary or of Graystone or any Graystone Subsidiary whose employment is terminated prior to or within one year after the Effective Date as a result of the transaction contemplated herein if (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay with Tower or any Tower Subsidiary and where the employee is not required to commute more than 30 miles more than the employee’s present commute) with Graystone Bank or any Tower Subsidiary, excluding any employee (i) who is being paid under an existing employment or change in control agreement or (ii) whose employment is terminated for cause, provided such employee executes a customary form of release and provided such employee does not voluntarily leave employment with Tower, Greencastle or Graystone Bank prior to the Effective Date.  The severance pay to be provided by Tower and Graystone Bank under this subsection shall equal two (2)  weeks pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay.  Terminated employees will have the right to continue coverage under the respective group health plan in accordance with IRC 4980(f).  During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Tower or Graystone Bank will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that Tower or Graystone Bank pays the employer’s share of health coverage under this Section 4.17.   Employees of Graystone, Tower, and their respective Subsidiaries   shall be deemed third party beneficiaries of the commitments set forth in this Section 4.17.

Section 4.18 Conduct of the Parties. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted or required by this Agreement, Graystone and Tower will not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

Section 4.19 Greencastle Pre-Effective Date Dividend.  Anytime after the date of this Agreement, Tower is permitted to cause Greencastle to declare and pay a dividend to Tower equal to Six Million Nine Hundred Thousand Dollars ($6,900,000), or such lesser amount as shall be the maximum legally available therefore, provided that following the payment of such dividend Greencastle continues to be “well-capitalized” under applicable regulatory guidelines.

Section 4.20 Tower Pre-Effective Date Special Dividend.  Anytime after the date of this Agreement, Greencastle may dividend to Tower an aggregate amount of funds sufficient for Tower to declare and pay and Tower may declare and pay a special cash dividend to its shareholders equal to $1.12 per share, or such lesser amount as shall be the maximum legally available therefore, provided that following the payment of such dividend Tower and Greencastle continue to be “well-capitalized” on a consolidated basis under applicable regulatory guidelines (the “Tower Special Cash Dividend”).

Section 4.21 Dividends.  For two (2) years after the Effective Date, Tower shall continue to pay a quarterly cash dividend in an amount greater than or equal to $1.12 per share per year, provided sufficient funds are legally available therefore and that Tower and its Subsidiary bank remains “well-capitalized” in accordance with applicable regulatory guidelines.  The provisions of this Section 4.21 are intended to be for the benefit of and shall be enforceable by each of the current Tower shareholders, his or her successors and his or her personal representatives and heirs, and shall survive the Effective Date.

Section 4.22 Capital Purchase Program.  In the event that Tower, Graystone or their respective Subsidiaries receives approval from any Regulatory Authority to participate in the Capital Purchase Program, neither Tower, Graystone, nor their respective subsidiaries shall receive any funds under such program or enter into a securities purchase agreement, letter agreement, or any other applicable Capital Purchase Program agreement without the prior written approval of the other party.

Section 4.23 Corporate Name.  For three (3) years after the Effective Date, Tower shall not change the corporate name from “Tower Bancorp, Inc.” unless the board of directors of Tower shall determine otherwise upon approval or at least 80% of the directors.

Section 4.24 Bank Name.  For three (3) years after the Effective Date, the surviving bank under the Bank Plan of Merger shall be named Graystone Tower Bank and shall not change its name unless the board of directors of Tower and Graystone Tower Bank shall determine otherwise upon approval of at least 80% of the directors of each entity.  The branches previously part of Graystone Bank shall be referred to as “Graystone Bank, a division of Graystone Tower Bank” and the branches previously part of Greencastle shall be referred to as “Tower Bank, a division of Graystone Tower Bank” unless the board of directors of Tower shall determine otherwise upon approval or at least 80% of the directors.

Section 4.25 PDB Consent.  Graystone Bank shall apply promptly to the PDB for its waiver, consent, non-objection or other approval such that the pre-merger undivided profits or retained earnings accounts of Greencastle are legally available for the payment of dividends after the Effective Date by the resulting Subsidiary bank with no restrictions greater than would otherwise affect Greencastle as of the date hereof, except that the resulting Subsidiary bank maintains “well-capitalized” status (the “Non-Objection Letter”).

Section 4.26 Change of Control Agreement.  Graystone or its Subsidiaries shall expressly assume in writing the change of control agreement of John McDowell.

ARTICLE V
CONDITIONS

5.01   Conditions to Graystone’s Obligations under this Agreement.  The obligations of Graystone hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Graystone pursuant to Section 7.03 hereof:

(a)           Approval by Graystone’s and Tower’s Shareholders.  This Agreement shall have been approved and adopted by the shareholders of Graystone and Tower by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)           Representations and Warranties.  The representations and warranties of Tower set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect. Graystone shall have received a certificate signed on behalf of Tower by the Chief Executive Officer and Chief Financial Officer of Tower to the foregoing effect.

(c)           Performance of Obligations of Tower.  Tower shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Graystone shall have received a certificate signed on behalf of Tower by the Chief Executive Officer and the Chief Financial Officer of Tower to the foregoing effect.

(d)           Approvals of Regulatory Authorities.  Procurement by Graystone and Tower of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Graystone determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Graystone of the transactions contemplated hereby, the business or financial conditions of Graystone on a consolidated basis, or the business presently operated by or projected to be operated by, Graystone, Tower, Greencastle, or any other Tower or Graystone Subsidiary.

(e)           No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)            Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Graystone’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  Graystone shall have received an opinion of Rhoads and Sinon, LLP, special counsel to Graystone, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Graystone, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)           Director Agreements.  Graystone shall have received from certain directors of Tower and certain executive officers of Tower, the Tower Letter Agreement.

(i)            Third Party Consents.  Graystone and Graystone Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Tower or Greencastle is a party or by which any of its properties are bound.

(j)            MOU.  Any actions taken by Tower or Greencastle in furtherance of or in connection with compliance with the MOU and the direct and indirect costs, consequences or effects thereof shall not exceed those previously disclosed to Graystone by Tower, but only to the extent that such costs, consequences, or effects would constitute an Material Adverse Effect.

(k)           Authorized Shares.  Tower’s shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 13 to increase the number of authorized shares of Tower Common Stock to a number sufficient to effect the transactions contemplated by this Agreement.

(l)            Dissenting Shares.  No more than ten (10) percent of the issued and outstanding shares of Tower or Graystone shall be Dissenting Shares.

(m)          No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Tower or the Tower Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(n)           PDB Non-Objection.  The PDB shall issue the Non-Objection Letter provided by Section 4.25 in form and content reasonably satisfactory to Graystone.

5.02   Conditions to Tower’s Obligations under this Agreement.  The obligations of Tower hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Tower pursuant to Section 7.03 hereof:

(a)           Approval by Graystone’s and Tower’s Shareholders.  This Agreement shall have been approved and adopted by the shareholders of Graystone and Tower by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)           Representations and Warranties.  The representations and warranties of Graystone set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect.  Tower shall have received a certificate signed on behalf of Graystone by the Chief Executive Officer and Chief Financial Officer of Graystone to the foregoing effect.

(c)           Performance of Obligations of Graystone.  Graystone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tower shall have received a certificate signed on behalf of Graystone by the Chief Executive Officer and the Chief Financial Officer of Graystone to the foregoing effect.

(d)           Approvals of Regulatory Authorities.  Procurement by Tower and Graystone of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Tower determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Tower of the transactions contemplated hereby, the business or financial conditions of Tower on a consolidated basis, or the business presently operated by or projected to be operated by Tower, Graystone, Graystone Bank and any other Tower or Graystone Subsidiary.  Specifically, no approval shall have limited the ability of Tower to pay its current quarterly cash dividend per share amount as in effect as of the date hereof and the special cash dividends as contemplated under Sections 4.19 and 4.20 of this Agreement.

(e)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)           Registration Statement.  The Registration Statement shall be effective under the applicable federal and state securities laws, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement or to prohibit the issuance of Tower Common Stock to Graystone shareholders; and all approvals deemed necessary by Tower’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  Tower shall have received an opinion of Bybel Rutledge LLP, special counsel to Tower, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of Graystone, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)           Director Agreements.  Tower shall have received from the directors of Graystone and the executive officers of Graystone, the Graystone Letter Agreement.

(i)            Third Party Consents.  Tower and Greencastle shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Graystone or Graystone Bank is a party or by which any of its properties are bound.

(j)            Authorized Shares.  Tower’s shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 13 to increase the number of authorized shares of Tower Common Stock to a number necessary to effect the transactions contemplated by this Agreement.

(k)           Dissenting Shares.  No more than ten (10) percent of the issued and outstanding shares of Tower or Graystone shall be Dissenting Shares.

(l)            No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Graystone or the Graystone Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(m)          PDB Non-Objection.  The PDB shall issue the Non-Objection Letter provided by Section 4.25 hereof, in form and content reasonably satisfactory to Tower.

(n)           Special Dividend. The Tower Pre-Effective Date Special Dividend contemplated by Section 4.20 shall have been paid to the shareholders of Tower.

(o)           Executive Employment Agreements and Change of Control Agreement.  All Executive Employment Agreements shall have been executed and delivered to Tower.  All Graystone change of control agreements existing as of the date hereof shall have been amended so that the transactions contemplated hereby shall not constitute a change of control.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a)           By the mutual written consent of the parties hereto;

(b)           By Tower or Graystone:

(i)            if the Closing Date shall not have occurred on or before June 30, 2009, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(ii)           if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

(c)           at any time on or prior to the Effective Date, by Graystone in writing if Tower has, or by Tower in writing if Graystone has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Tower would have a Material Adverse Effect on Tower or in the case of a breach by Graystone would have a Material Adverse Effect on Graystone, in any case, if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date unless on such date such breach no longer causes a Material Adverse Effect;

(d)           by either the board of directors of Tower or the board of directors of Graystone if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of the party whose shareholders failed to approve this Agreement shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby; or

(e)           by either the board of directors of Tower or the board of directors of Graystone, if they conclude in good faith after consultation with its legal and financial advisers, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Tower or Graystone to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty. Nothing contained in this Section 6.02 shall be deemed to prohibit Tower or Graystone from maintaining an action against a third party for tortious interference or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses.

(a)           Except as set forth in Section 7.01(b),(c), and(d), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b)           If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount either party shall be liable to the other for expenses pursuant to this Section 7.01(b)  shall be $250,000.  The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c)           If Graystone fails to complete the Merger after the occurrence of one of the following events, and Tower shall not be in material breach of this Agreement, Graystone shall within one Business Day of the event, pay Tower by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000) (the “Graystone Termination Fee”):

(i)                                     Graystone terminates this Agreement pursuant to Section 6.01(e) hereof;

(ii)           a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, enters into an agreement, letter of intent or memorandum of understanding with Graystone or any Graystone Subsidiary which relates to an Acquisition Proposal;

(iii)          Graystone authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

(iv)          the Graystone shareholders fail to approve this Agreement at the Graystone meeting of shareholders, or the Graystone meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A)          the Graystone board of directors shall have failed to recommend approval of this Agreement by the shareholders of Graystone, withdrawn or modified its recommendation that Graystone shareholders approve this Agreement or recommended that the shareholders of Graystone approve or accept an Acquisition Proposal with any Person other than Tower or an Affiliate of Tower; or

(B)           Graystone shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Graystone meeting of shareholders in accordance with Section 4.10;

(v)           the Graystone meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Graystone meeting of shareholders and within six (6) months after such event Graystone or any Graystone Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

(vi)          the Graystone shareholders fail to approve the Agreement at the Graystone Shareholders’ Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Graystone meeting of shareholders and within twelve (12) months after such event Graystone or any Graystone Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

(d)           If Tower fails to complete the Merger after the occurrence of one of the following events, and Graystone shall not be in material breach of this Agreement, Tower shall within one Business Day of the event, pay Graystone by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000) (the “Tower Termination Fee”):

(i)                                     Tower terminates this Agreement pursuant to Section 6.01(e) hereof;

(ii)           a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, enters into an agreement, letter of intent or memorandum of understanding with Tower or any Tower Subsidiary which relates to an Acquisition Proposal;

(iii)          Tower authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

(iv)          the Tower shareholders fail to approve this Agreement at the Tower meeting of shareholders, or the Tower meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A)          the Tower board of directors shall have failed to recommend approval of this Agreement by the shareholders of Tower, withdrawn or modified its recommendation that Tower shareholders approve this Agreement, or recommended that the shareholders of Tower approve or accept an Acquisition Proposal with any Person other than Graystone or an Affiliate of Graystone; or

(B)           Tower shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Tower meeting of shareholders in accordance with Section 4.10;

(v)           the Tower meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Tower meeting of shareholders and within six (6) months after such event Tower or any Tower Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

(vi)          the Tower shareholders fail to approve the Agreement at the Tower meeting of shareholders, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Tower meeting of shareholders and within twelve (12) months after such event Tower or any Tower Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

Tower and Graystone agree that the amount of losses that each would incur in such event are not reasonably capable of estimation, that the Tower Termination Fee and the Graystone Termination Fee are a reasonable estimation and liquidation thereof under the circumstances, and that neither party would enter into this Agreement without this provision. In the event a court would otherwise determine that the Tower Termination Fee or the Graystone Termination Fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the Tower Termination Fee or the Graystone Termination Fee shall be reduced to the maximum amount consistent with enforceability of this Section 7.01 and this 7.01 shall otherwise be reformed and construed so that it shall be enforceable as nearly consistent as possible with its original intent.

Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(c), (d), (g) and (h), 4.05, 4.15, 4.17, 4.21, 4.22, 4.23, and 4.24, hereof, which will survive the Merger, shall terminate on the Closing Date.

Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Graystone or Tower have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Graystone Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Graystone or Tower without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)		If to Tower, to:

Tower Bancorp, Inc.
40 Center Square
Greencastle, PA 17225

Attention: Jeffrey B. Shank, President and Chief Executive Officer
Telecopy No.: 717-597-5033

With copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043

	Attention:	Nicholas Bybel, Jr., Esquire
Nicole F. Stezar, Esquire
	Telecopy No.:	717-731-8205

(b)		If to Graystone, to:

Graystone Financial Corp.
112 Market Street
Harrisburg, PA 17101

	Attention:	Andrew Samuel, President and Chief Executive Officer
Carl Lundblad, Esquire, General Counsel
	Telecopy No.:	717-238-3859

With copy to:

Rhoads & Sinon LLP
One Market Square
12th Floor
P.O. Box 1146
Harrisburg, PA 17108-1146

Attention: Charles J. Ferry, Esquire
Telecopy No.: 717-231-6669

Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatures.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

By
Jeffrey B. Shank
President and Chief Executive Officer

ATTEST:	GRAYSTONE FINANCIAL CORP.

By
Andrew S. Samuel
President and Chief Executive Officer